UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	April 18, 2006

(Date of earliest event reported):	April 18, 2006
Commission File No. 0-10587
FULTON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Pennsylvania (State or other jurisdiction of incorporation)	23-2195389 (IRS Employer Identification Number)

One Penn Square Lancaster, Pennsylvania (Address of principal executive offices)	17602 (Zip Code)
Registrant’s telephone number, including area code: 717-291-2411
Former name or former address, if changed since last Report: N/A
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     ☐ Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02 — Results of Operations and Financial Condition
On April 18, 2006 Fulton Financial Corporation announced its results of operations for the first quarter ended March 31, 2006. A copy of the earnings release is attached as Exhibit 99.1 to this Form 8-K. Supplemental financial information included with the earnings release is attached as Exhibit 99.2 to this report.
Item 8.01 — Other Events
As previously reported in a Current Report on Form 8-K, on January 9, 2006, Resource Bank, a wholly owned subsidiary of Fulton Financial Corporation (Fulton), entered into a mediation agreement that reflects a tentative settlement of a lawsuit alleging violations of the Telephone Consumer Protection Act. The case was pending against Resource Bank at the time of the acquisition by Fulton of Resource Bankshares Corporation (Resource), the previous parent company of Resource Bank, on April 1, 2004.
Under the terms of the mediation agreement, Resource Bank agreed to set aside $10 million in a class fund as a deposit from which all attorney fees, claims and other costs will be paid. Claims will only be paid from this fund if certain conditions are met. Based on Fulton’s analysis of the costs and probable claims to be paid, an accrual of approximately $4.7 million was recorded as of December 31, 2005. Additionally, a receivable of approximately $2.5 million was recorded under an insurance policy that covers damages in these types of matters. Accordingly, a net pretax charge of $2.2 million was recognized as of December 31, 2005 for this litigation matter.
Resource Bank is covered by an errors and omissions insurance policy with a policy limit of $3.0 million (including litigation costs). The insurance carrier has reserved its rights with respect to coverage for the lawsuit under exclusions in the applicable policy. Fulton has determined that it may be required to obtain a judicial determination that it is entitled to coverage under the policy with respect to this matter. If necessary, Fulton intends to vigorously seek such a determination. However, because of the inherent unpredictability of a court proceeding, Fulton has increased its net reserve for this loss through a $1.6 million pre-tax charge to earnings in the first quarter of 2006.
(c)	Exhibits.

Exhibit No.	Description

99.1	Earnings Release dated April 18, 2006.
99.2	Supplemental financial information for the quarter ended March 31, 2006

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 18, 2006	FULTON FINANCIAL CORPORATION
	By:	/s/ Charles J. Nugent
Charles J. Nugent
Senior Executive Vice President and Chief Financial Officer

3